EXHIBIT 4.3

SALE AND ASSIGNMENT AGREEMENT

THIS AGREEMENT is dated for reference the 1st day of February, 2005

BETWEEN:

VICEROY MINERALS CORPORATION, a British Columbia corporation

("VMC")

AND:

ALEXCO RESOURCE CORP., a Yukon corporation

("Alexco")

WHEREAS:

A.

VMC wishes to sell or assign certain assets that comprise its Brewery Creek Mine near Dawson City, Yukon Territory, on the terms and conditions set out in this Agreement (the "Transaction");

B.

Alexco wishes to purchase such assets on said terms and conditions; and

C.

Pursuant to agreements of even date and the Organization Agreement (as hereinafter defined), Alexco has agreed to concurrently acquire both the interest of Asset Liability Management Group ULC ("ALM") in certain assets (the "ALM Assets") and the interest of NovaGold Canada Inc. ("NovaGold") in all the issued and outstanding common shares in the capital of 650399 B.C. Ltd. ("Spectrumsub"), being 14,000,000 common shares (the "Spectrumsub Shares"), and to complete a private placement financing of not less than $2,500,000.

NOW, THEREFORE, IN CONSIDERATION of the recitals and of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

PART 1

PURCHASE AND SALE OF ASSETS

1.1

Description of Assets.  Upon the terms and subject to the conditions of this Agreement, VMC agrees to sell, assign and transfer to Alexco, and Alexco agrees to purchase and accept the assignment and transfer from VMC, of the following assets of VMC:

(a)

the mining assets and infrastructure/equipment located on the Brewery Creek property in the Yukon Territory as more particularly described in Schedule "A" attached hereto (collectively, the "Mining Assets");

(b)

all rights, title and interest of VMC in and to the 708 quartz mining claims and 93 mining leases more particularly described in Schedule "B" attached hereto (collectively, the "Property Interests"); and

(c)

all rights, title and interest of VMC in and to the agreements, accords, memoranda and licences more particularly described in Schedule "C" attached hereto (collectively, the "Agreements and Licences");

(collectively, the "Assets").

1.2

Purchase Price.  The purchase price for the Assets is $1,800,000 (the "Purchase Price") and shall be paid at Closing (as hereinafter defined) through the issuance by Alexco to VMC of 2,686,567 common shares in the capital of Alexco, at a deemed price of $0.67 per share (the "Common Shares").

1.3

Assumption of Brewery Creek Obligations.  Concurrently with the purchase and sale of the Assets, Alexco will assume all liabilities and obligations of VMC under or in respect of the Property Interests and the Agreements and Licences, including without limitation, all liabilities and obligations under VMC's Water Use Licence issued by the Yukon Water Board under licence no. QZ94 003, as amended by licence no. QZ96-007, as further amended (collectively, the "Water Licence") and VMC's Quartz Mining Licence issued by the Yukon Department of Energy, Mines and Resources under licence no. A99-001, as amended (collectively, the "Mining Licence") and will indemnify and save VMC harmless from and against all losses, claims, demands, judgments and expenses whatsoever incurred pursuant to or in respect of the Property Interests or the Agreements and Licences.  As additional consideration for the assumption of such liabilities and obligations and the indemnity therefor, VMC will pay to Alexco $2,500,000, to be used by Alexco to fulfil its obligations under the Water Licence to post replacement security thereunder, as may be determined from time to time (the "Replacement Security").

1.4

Allocation of Purchase Price.  The Purchase Price shall be allocated among the Assets as follows:

(a)

as to $800,000 to the Mining Assets; and

(b)

as to $1,000,000 to the Property Interests and the Agreements and Licences.

1.5

GST Election.  Alexco and VMC shall elect jointly under s. 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purpose of that subsection, in respect of the sale and transfer of the Assets hereunder, and Alexco shall file such election not later than the deadline for filing its GST return for its reporting period that includes the Closing Date (as hereinafter defined) .

PART 2

PRE-CLOSING MATTERS

2.1

Procure Consents and Approvals.  VMC and Alexco will use reasonable commercial efforts to obtain before Closing, all consents and approvals as may be prudent or necessary to permit the transfer of the Assets by VMC to Alexco (collectively, the "Approvals"), as set out in Schedule "C".  It is generally understood between the parties that Alexco will work with VMC to obtain the Approvals and assume the responsibilities described in Schedule "C", including but not limited to consents to the assignments of the Water Licence, the Mining Licence and the Dawson First Nation Socio-Economic Accord.

2.2

Confidentiality.  Any information concerning VMC, Alexco, their respective affiliates and the Brewery Creek property disclosed to the other party or its representatives, which has not been publicly disclosed, shall be kept strictly confidential by them and shall not be disclosed or used by the recipients thereof without the written consent of the other party whether or not the Closing occurs until publicly disclosed by the party to which such information relates, except as may be required to enforce any provision of this Agreement, or as may otherwise be required by any law, regulation or other legal or regulatory requirement.  The parties agree that certain elements of this Agreement may be required to be disclosed to the Yukon Territorial Government (the "YTG") and the Yukon Water Board for purposes of assignment to Alexco of the Water Licence.

2.3

Return of Information.  If the purchase of the Assets pursuant to this Agreement is not completed, Alexco shall return to VMC all materials, documentation, data, records, drawings and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to the Assets which is in the possession of Alexco and will maintain the confidentiality of all information or knowledge obtained from VMC, and not use any such information or knowledge for any purpose whatsoever.

2.4

Assets Transferred in Trust.  The parties acknowledge and agree that to the extent any of the Assets are assigned or transferred into the name of Alexco prior to the completion of Closing and the release of all documents from the Closing escrow, Alexco shall hold all such Assets in trust for the exclusive use and benefit of VMC, until the completion of Closing.  At all times prior to the completion of Closing, Alexco will act on the written direction or instruction of VMC with respect to all such Assets.  If for any reason Closing does not occur within the time and in the manner contemplated herein, Alexco shall immediately, and at its sole expense, take all steps and proceedings as may be necessary to reassign or re-transfer all such Assets back to VMC or as VMC may direct, upon receipt of a written direction from VMC.

PART 3

REPRESENTATIONS OF VMC

3.1

Representations.  VMC represents and warrants to Alexco as follows, with the intent that Alexco will rely on the representations in entering into this Agreement, and in concluding the Transaction.

(a)

Capacity to Sell.  VMC is a corporation duly amalgamated, validly existing under the Business Corporations Act (British Columbia), in good standing with respect to the filing of annual reports, and has all necessary power and capacity to carry on its business, own and, subject to the receipt of the Approvals contemplated herein, dispose of its interest in the Assets and to enter into this Agreement and carry out its terms to the full extent.

(b)

Authority to Sell.  The execution and delivery of this Agreement, and the completion of the Transaction has been duly and validly authorized by all necessary corporate action on the part of VMC, and this Agreement constitutes a legal, valid and binding obligation of VMC enforceable against VMC in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors.

(c)

Sale Will Not Cause Default.  Subject to receipt of the Approvals contemplated herein, neither the execution and delivery of this Agreement, nor the completion of the Transaction will:

(i)

violate any of the terms and provisions of the constating documents or bylaws of VMC, or any order, decree, statute, bylaw, regulation, covenant, restriction applicable to VMC or any of the Assets;

(ii)

give any person the right to terminate, cancel or remove any of the Assets, save to the extent that the consent of third parties is required to assign any of the Agreements and Licences and waiver of rights of first refusal under certain of the Agreements and Licences; or

(iii)

result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due or payable other than Yukon sales taxes payable by Alexco in connection with the purchase and sale of certain of the Assets which comprise personal property, and Canadian Goods and Services Tax payable by Alexco in connection with the purchase and sale of certain of the Assets.

(d)

Assets.  VMC is the legal and beneficial owner of and possesses and has good marketable title to or has the legal right to use the Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims other than pursuant to the Agreements and Licences and all legal and other regulatory requirements applicable thereto.

(e)

Litigation.  There is no litigation, administrative or governmental proceedings or inquiries pending or, to the knowledge of VMC, threatened against or relating to VMC or any of the Assets, nor does VMC know of or have reasonable grounds that there is any basis for any such action, proceeding or inquiry other than the applications to amend and transfer the Water Licence which are pending before the Yukon Water Board.

(f)

Condition of the Assets.  VMC makes no representation or warranty, express or implied, as to the working order, condition, fitness or suitability for any particular use or purpose of any of the Assets, and Alexco has been afforded ample opportunity to inspect and review the Assets and is acquiring same on an "as is, where is" basis.

(g)

No Defaults.  Except as otherwise expressly disclosed in this Agreement or in any Schedule to this Agreement, to the knowledge of VMC, there has not been any default in any obligation to be performed under any of the agreement underlying the Assets, and that such agreements are each in good standing and in full force and effect, except as disclosed in writing by VMC to Alexco.

(h)

Canadian Resident.  VMC is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

PART 4

COVENANTS OF VMC

4.1

Access by Alexco.  VMC will give to Alexco and Alexco's counsel, accountants and other authorized representatives full access, during normal business hours throughout the period prior to Closing, to the Assets and to all of the properties, books, contracts, commitments and records of VMC relating to the Assets as are still in VMC's possession or control, and will furnish to Alexco during that period all such information as Alexco may reasonably request.

PART 5

REPRESENTATIONS OF ALEXCO

5.1

Representations.  Alexco represents, warrants and acknowledges to VMC as follows, with the intent that VMC will rely on these representations, warranties and acknowledgements in entering into this Agreement, and in concluding the Transaction.

(a)

Status of Alexco.  Alexco is a corporation duly incorporated, validly existing and in good standing under the Business Corporations Act (Yukon Territory) with respect to the filing of annual reports and has all necessary power and capacity to carry on its business and to enter into this Agreement and carry out its terms to full extent.

(b)

Authority to Purchase.  The execution and delivery of this Agreement and the completion of the Transaction has been duly and validly authorized by all necessary corporate action on the part of Alexco, and this Agreement constitutes a legal, valid and binding obligation of Alexco enforceable against Alexco in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

(c)

Non-contravention.  Neither the execution and delivery of this Agreement nor the completion and performance of the Transaction and obligations contemplated by or contained in this Agreement will result in a breach of or default under, or be contrary to, any of the provisions of the charter documents of the Alexco or any encumbrance, indenture, contract, agreement or instrument to which Alexco is a party or by which Alexco is bound.

(d)

Investment Canada.  Alexco is not a non-Canadian within the meaning of the Investment Canada Act (Canada).

(e)

GST Registration.  Alexco is a registrant for purposes of Part IX of the Excise Tax Act (Canada), and Alexco's registration number is 854225430 RT 0001.

(f)

Shares.  At the Closing Time, the Shares will be duly and validly authorized, allotted and issued as fully paid and non-assessable common shares in the capital of Alexco.

(g)

Share Capital.  The authorized capital of Alexco consists of 100,000,000 common shares, without nominal or par value, of which one common share was issued and outstanding as at the date of this Agreement.

(h)

No Options.  Alexco is not a party to, and Alexco has not granted, any agreement, warrant, option, right or privilege capable of becoming an agreement, for the purchase, subscription or issuance of any of its securities, except as previously disclosed to VMC in writing.

(i)

Litigation.  No actions, suits, inquiries or proceedings are pending or, to the knowledge of Alexco, are contemplated or threatened to which Alexco is a party or to which the property of Alexco is subject that would result individually or in the aggregate in any material adverse change in the operations, business or condition (financial or otherwise) of Alexco.

(j)

Conduct of Business.  Alexco has conducted and is conducting its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted or as proposed to be conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing and Alexco has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the conduct of the business, operations, condition (financial or otherwise) or income of Alexco.

(k)

No Orders.  No order ceasing or suspending trading in securities of Alexco or prohibiting the sale of securities by Alexco has been issued and no proceedings for this purpose have been instituted, are pending, contemplated or threatened.

(l)

Dividends and Distributions.  Alexco has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its common shares or securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its common shares or securities or agreed to do any of the foregoing;

(m)

No Restrictions.  There is not, in the constating documents, articles or by-laws of Alexco or in any agreement, mortgage, note, debenture, indenture or other instrument or document to which Alexco is a party, any restriction upon or impediment to the declaration or payment of dividends by the directors of Alexco or the payment of dividends by Alexco to the holders of its common shares.

(n)

Material Contracts.  Alexco is not a party to any material contracts other than as disclosed to VMC in writing.

(o)

Condition of Assets.  Alexco acknowledges that it has had a reasonable opportunity to examine the Assets, including copies of all applicable documentation, and has made all such examinations as it deems prudent or necessary, and acknowledges that, subject only to the representations and warranties expressed in this Agreement, it will purchase the Assets on an "as is, where is" basis and will be assuming any and all liabilities and obligations associated with the Assets, including but not limited to any Environmental Claims (as defined in the indemnity agreement attached as Schedule "D" hereto (the "Indemnity Agreement")).

PART 6

COVENANTS OF ALEXCO

6.1

Sales Taxes and Other Charges.  Alexco will be liable for and will pay all sales taxes, registration charges and transfer fees and Goods and Services Tax, properly payable upon and in connection with the sale and transfer of the Assets by VMC to Alexco hereunder.

6.2

Approvals.  In respect of the Property Interests and the Agreements and Licences, Alexco will at the request of VMC execute and deliver such applications for Approvals and such assumption agreements and acknowledgements, and provide such information as may be necessary to obtain the Approvals and will diligently assist and cooperate with VMC in obtaining the Approvals.

6.3

Indemnity.  From and after Closing, Alexco irrevocably and unconditionally agrees to indemnify and save harmless VMC and its officers, directors, employees, agents, successors and assigns (collectively, the "Indemnified Persons") and each of them from and against all loss, claims, demands, judgments and expenses whatsoever, incurred by the Indemnified Persons under or in respect of the Property Interests or the Agreements and Licences or as a result of any inaccuracy of or any breach by Alexco of any representation or warranty hereunder or any breach or non-performance by Alexco of any covenant or obligation hereunder.  In addition, and as a condition of VMC entering into this Agreement, Alexco agrees to execute and deliver to VMC the Indemnity Agreement.

6.4

Shares.  Alexco will ensure that the allotment and issue of the Shares will fully comply with the requirements of applicable securities legislation.

PART 7

SURVIVAL OF REPRESENTATIONS AND COVENANTS

7.1

VMC's Representations and Covenants.  All representations, covenants and agreements made by VMC in this Agreement or under this Agreement will, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of Alexco and, subject to paragraph 7.2, will continue in full force and effect for the benefit of Alexco for one year from the Closing Date.

7.2

Limitation on VMC's Indemnity.  No claim by Alexco for damages or other relief in respect of breach of representation or breach of covenant by VMC under this Agreement will be valid unless:

(a)

written notice of the claim is given by Alexco to VMC before the expiration of 12 months after Closing; and

(b)

the aggregate of such claim(s) exceeds $50,000.

In no event shall the aggregate amount of all such claims by Alexco exceed $1,800,000.

7.3

Alexco's Representations and Covenants.  All representations, covenants and agreements made by Alexco in this Agreement or under this Agreement will, unless otherwise expressly stated, survive Closing and any investigation at any time made by or on behalf of VMC and will continue in full force and effect for the benefit of VMC.

PART 8

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ALEXCO

8.1

Conditions.  All obligations of Alexco under this Agreement are subject to the fulfilment at or before Closing of the following conditions:

(a)

VMC's Representations.  VMC's representations contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the Transaction will be true at and as of Closing as if such representations were made at and as of such time; and

(b)

VMC's Covenants.  VMC will have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it before or at Closing.

8.2

Exclusive Benefit.  The foregoing conditions are for the exclusive benefit of Alexco and any such condition may be waived in whole or in part by Alexco at or before Closing by delivering to VMC a written waiver to that effect signed by Alexco.

PART 9

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VMC

9.1

Conditions.  All obligations of VMC under this Agreement are subject to the fulfilment, before or at Closing, of the following conditions:

(a)

Alexco's Representations.  Alexco's representations contained in this Agreement and in any certificate or document delivered under this Agreement or in connection with the Transaction will be true at and as of Closing as if such representations were made at and as of such time;

(b)

Alexco's Covenants.  Alexco will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before Closing; and

(c)

Termination of ALM Agreement.  ALM shall have agreed to terminate its management services agreement with VMC in respect of the Brewery Creek Mine site, effective as of the Closing Date, without further consideration therefor, and shall have delivered a termination agreement to that effect, confirming that it has made complete disclosure to VMC of all material information relating to the management of the Brewery Creek Mine site pursuant to such management services agreement (the "ALM Termination Agreement").

9.2

Exclusive Benefit.  The foregoing conditions are for the exclusive benefit of VMC and may be waived in whole or part by VMC at or before Closing by delivering to Alexco a written waiver to that effect signed by VMC.

PART 10

MUTUAL CONDITIONS PRECEDENT TO THE

OBLIGATIONS OF VMC AND ALEXCO

10.1

Conditions.  The Closing will also be subject to:

(a)

VMC having obtained all Approvals, in each case in form and substance satisfactory to both VMC and Alexco;

(b)

Spectrumsub shall have agreed to terminate the memorandum of agreement dated June 27, 2003 between VMC and Spectrumsub, effective as of the Closing Date, without further consideration therefor, and shall have delivered a termination agreement to that effect;

(c)

VMC and Alexco shall have made satisfactory arrangements with YTG to reduce VMC's present security bond posted with YTG pursuant to the Water Licence from its present $5,000,000 level to an amount not to exceed $2,500,000, and to permit the release of all such security to VMC concurrently upon receipt of substitute security from Alexco in an amount not to exceed $2,500,000;

(d)

no injunction or restraining order or other decision, ruling or order of a court, board, governmental authority or administrative tribunal of competent jurisdiction being in effect which prohibits, restrains, limits or imposes conditions on the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened before any such court, board, governmental authority or administrative tribunal to restrain, prohibit, limit or impose conditions on the transactions contemplated by this Agreement; and

(e)

VMC, Alexco, NovaGold, Spectrumsub and ALM shall have entered into a mutually acceptable agreement (the "Organization Agreement") providing for the concurrent closing of this transaction with (i) the acquisition by Alexco of Spectrumsub from NovaGold, (ii) the acquisition by Alexco of certain assets of ALM and (iii) a private placement financing in an amount not less than $2,500,000, and the parties thereto shall be prepared to concurrently close all transactions contemplated in the Organization Agreement.

10.2

Mutual Benefit.  These conditions are for the benefit of VMC and Alexco, and may only be waived in writing by both VMC and Alexco in whole or in part before the Closing Date.

PART 11

CLOSING

11.1

Closing.  Subject to the terms and conditions of this Agreement, the completion of the Transaction (the "Closing") will take place concurrently with the transactions contemplated in the Organization Agreement, at 10:00 a.m., local time in Vancouver (the "Closing Time") on March 15, 2005 or such earlier or later date as the parties may mutually agree in writing, but in any event no later than April 11, 2005 (the "Closing Date").

11.2

Place of Closing.  The Closing will take place at the offices of DuMoulin Black, 10th Floor, 595 Howe Street, Vancouver, British Columbia.

11.3

Documents to be Delivered by VMC.  At the Closing, VMC will deliver or cause to be delivered to Alexco:

(a)

a certificate of an officer of VMC as to the accuracy of VMC's representations and warranties and the performance of its covenants to be performed under this Agreement on or before the Closing Date;

(b)

all deeds of conveyance, bills of sale, transfer and assignments in form and content satisfactory to Alexco's counsel, appropriate to effectively vest good and marketable title to the Assets in Alexco to the extent contemplated by this Agreement and, if applicable, immediately registrable in all places where registration of such instruments is required;

(c)

copies of all Approvals;

(d)

possession of the Assets, provided that possession of the Mining Assets shall be delivered to Alexco at the Brewery Creek Mine site;

(e)

a certified copy of those resolutions of the directors and the sole shareholder of VMC authorizing the execution, delivery and implementation of this Agreement and of all documents to be delivered by VMC under this Agreement, which shall be delivered on execution hereof;

(f)

a statutory declaration of VMC in a form satisfactory to Alexco's solicitors that VMC is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(g)

the duly prescribed form under Section 167 of the Excise Tax Act (Canada);

(h)

the Indemnity Agreement;

(i)

such other documents, acknowledgments or directions as may be reasonably required by Alexco or its counsel to complete the exchange of security with YTG pursuant to the Water Licence, as contemplated in subparagraph 10.1(c) above; and

(j)

the legal opinion of VMC's counsel, substantially in the form attached as Schedule "E" hereto.

11.4

Documents to be Delivered by Alexco.  At the Closing, Alexco will deliver or cause to be delivered to VMC:

(a)

a certificate of an officer of Alexco as to the accuracy of Alexco's representations and warranties and the performance of its covenants to be performed under this Agreement on or before the Closing Date;

(b)

a share certificate or certificates representing the Common Shares, registered in the name of VMC;

(c)

assignment and assumption agreements in respect of each of the Agreements and Licences;

(d)

the Indemnity Agreement;

(e)

the duly prescribed form under Section 167 of the Excise Tax Act (Canada);

(f)

a certified copy of the resolutions of the directors of Alexco authorizing the execution, delivery and implementation of this Agreement and of all documents to be delivered by Alexco under this Agreement, which shall delivered on execution hereof;

(g)

a certificate of an officer of Alexco certifying the completion of all other transactions contemplated in the Organizational Agreement;

(h)

such other documents, acknowledgments, directions or undertakings of Alexco's counsel as may be reasonably required by VMC or its counsel to complete the exchange of security with YTG pursuant to the Water Licence, as contemplated in subparagraph 10.1(c) above; and

(i)

the legal opinion of Alexco's counsel, substantially in the form attached as Schedule "F" hereto.

11.5

Escrow Closing.  The parties acknowledge that because of the number of parties to various agreements and arrangements, Closing may be required to occur with documents and share certificates delivered in escrow pending mutual agreement by the parties that all conditions and documents and consideration required for Closing have been delivered or waived.  All such definitive escrow terms shall be agreed to by the parties prior to the commencement of any such escrow.

PART 12

DELIVERY OF INFORMATION AND RECORDS

12.1

Records.  From and after Closing, VMC will make available to Alexco all technical data, core samples, reports and records of VMC relating to the Assets up to the date of Closing (the "Records").  Alexco will take all reasonable steps (bearing in mind the nature and condition of some of the Records) to retain all such Records in its possession intact for a minimum period of 10 years after Closing and will provide VMC with full, unfettered access to such Records and copies of same as requested by VMC during normal business hours for Alexco upon receipt of a written request from VMC to review same for VMC's business purposes.

PART 13

GENERAL

13.1

Further Assurances.  The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.  Specifically it is agreed that if requested by VMC, a joint election shall be made by VMC as transferor and by Alexco as transferee under subjection 85(1) of the Income Tax Act (Canada) at such agreed amount as may be designated by VMC within the limits allowed thereunder (or such other subsection of the Income Tax Act (Canada), as mutually agreed upon by both parties to this Agreement), respecting the transfer of the Assets to Alexco by VMC, as such amount may be determined by VMC in conformity with the provisions of such subsection (or such other subsection of the Income Tax Act (Canada), as mutually agreed upon by both parties to this Agreement).

13.2

Notice.  In this Agreement:

(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in Canada, to the address or facsimile transmission number of each party set out below:

(i)

if to Alexco:

Alexco Resource Corp.

c/o Suite 900, 570 Granville Street

Vancouver, BC  V6C 3P1

Attention:  Clynton R. Nauman

Fax No:  360-371-0179

(ii)

if to VMC:

Viceroy Minerals Corporation

Suite 900, 570 Granville Street

Vancouver, BC  V6C 3P1

Attention:  Susan Neale

Fax No:  604-682-3941

with a copy to:

Davis & Company

Barristers & Solicitors

Suite 2800, 666 Burrard Street

Vancouver, BC  V6C 2Z7

Attention:  Douglas G. Shields

Fax No.:  (604) 687-1612

or to such other address or facsimile transmission number as any party may designate in the manner set out above;

(b)

notice or communication will be considered to have been received:

(i)

if delivered by hand during business hours on a business day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next business day;

(ii)

if sent by facsimile transmission during business hours on a business day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next business day; and

if mailed by prepaid registered post in Canada, upon the fifth business day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication will be delivered by hand or sent by facsimile transmission.

13.3

Dispute Resolution.  Any dispute or disagreement between the parties in respect of this Agreement shall be resolved by arbitration by a single arbitrator in accordance with the provisions of the Commercial Arbitration Act (British Columbia).

13.4

Entire Agreement.  This Agreement and the agreements contemplated by it constitutes the entire agreement between the parties with respect to the subject matter hereto, and there are no representations, express or implied, statutory or otherwise and no collateral agreements other than as expressly set out or referred to in this Agreement.

13.5

Time of the Essence.  Time will be the essence of this Agreement.

13.6

Applicable Law.  This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without regard for any conflict of laws or choice of law principles that would permit or require the application of the laws of any other jurisdiction.

13.7

No Waiver.  Failure of either party to enforce any of the provisions hereof will not be construed as a waiver of such provisions or of the right thereafter to enforce such provisions.

13.8

Costs.  Each party will bear its own costs, fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, and any other agreements or documents contemplated hereby or thereby.  Alexco shall be solely responsible for all costs associated with any registration of the transfer of Assets contemplated herein.

13.9

Successors and Assigns.  This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns, except that no party may assign this Agreement without the prior written consent of the other party.

13.10

Counterparts.  This Agreement may be signed by facsimile or original and executed in any number of counterparts, and each executed counterpart will be considered to be an original.  All executed counterparts taken together will constitute one agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

VICEROY MINERALS CORPORATION

By:

Authorized Signatory

Authorized Signatory

ALEXCO RESOURCE CORP.

By:

Authorized Signatory